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                              Exhibit 23(d)(2)(qq)
            Amendment to Investment Sub-Advisory Agreement - TA IDEX
                     Clarion Global Real Estate Securities

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                      ING CLARION REAL ESTATE SECURITIES LP

THIS AMENDMENT is made as of November 1, 2005 to the Sub-Advisory Agreement dated March 1, 2003, as amended, between Transamerica Fund Advisors, Inc. (formerly, AEGON/Transamerica Fund Advisers, Inc.) and ING Clarion Real Estate Securities LP, on behalf of TA IDEX Clarion Real Estate Securities (the "Fund"), a separate series of Transamerica IDEX Mutual Funds. In consideration of the mutual covenants contained herein, the parties agree as follows:

FUND NAME CHANGE. Any references to TA IDEX Clarion Real Estate Securities are revised to mean TA IDEX Clarion Global Real Estate Securities, in response to the name change of the Fund, effective November 1, 2005.

In all other respects, the Sub-Advisory Agreement dated March 1, 2003, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of November 1, 2005.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By:
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Vice President


                                        ING CLARION REAL ESTATE SECURITIES LP


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------